Exhibit 99.1

SVB Financial Group Appoints Alison Davis to its Board of Directors

SANTA CLARA, Calif. –– May 11, 2020 —SVB Financial Group (NASDAQ: SIVB) today announced the appointment of Alison Davis, Co-Founder and Managing Partner of Fifth Era and a seasoned investor, to its board of directors, effective May 11, 2020. SVB Financial Group is the parent company of Silicon Valley Bank (SVB), the bank of the world’s most innovative companies and their investors. Davis will also serve on the board of directors of Silicon Valley Bank.

“Alison’s experience advising early-stage companies, investors, banks and fintech companies make her well-suited for her role on the board of directors for SVB,” said Roger Dunbar, Chairman of SVB’s Board of Directors. “Her insights and acumen will complement our dynamic and engaged board.”

Silicon Valley Bank helps address the unique needs of entrepreneurs, innovative companies and their investors in technology and life science sectors. The company offers a range of specialized financial services through locations around the world. With more than $75 billion in assets and more than 3,700 employees globally, SVB strives to improve the probability of its clients’ success.

“Alison brings extensive experience in finance, investments and strategy, and she is a trusted advisor to various innovative companies,” said Greg Becker, President and CEO of SVB Financial Group. “Her understanding of our clients’ needs, companies and investors alike, will be a valuable asset for SVB.”

Davis brings more than 30 years of finance and management experience to her board position. In 2011, she co-founded Fifth Era, a family office and venture capital firm specializing in early-stage investments based in Tiburon, California, where she is a Managing Partner. Prior to starting Fifth Era, she was General Partner and Managing Partner at Belvedere Capital Partners and Chief Financial Officer and Head of Strategy at Barclays Global Investors. She also held leadership roles at A.T. Kearney and McKinsey & Company.

As an experienced director, Davis currently serves on the boards of Fiserv, Ooma and Collibra, and chairs the advisory board of Blockchain Capital. She is a former director of Royal Bank of Scotland, Unisys, Diamond Foods, First Data Corporation and several other public and private companies.

Davis earned her Bachelor and Master of Arts degrees in economics from the University of Cambridge. She earned her Master of Business Administration from the Stanford University Graduate School of Business.

For more information about SVB, visit www.svb.com.

About SVB Financial Group
For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups © 2018 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN

NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

Media Contact:
Julia Thompson
Silicon Valley Bank
415.764.4707
Jthompson3@svb.com